EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Goldman Sachs Financial Square Treasury Instruments Fund and Goldman Sachs Financial Square Government Fund (the “Funds”) of our report dated January 26 2021, relating to the financial statements and financial highlights of the Funds, which appear in the Funds’ Annual Report on Form N-CSR for the period ended November 30, 2020. We also consent to the references to us under the headings “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 20, 2021